Exhibit 10.13

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE DADA NEXUS LIMITED HAS DETERMINED SUCH INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO DADA NEXUS LIMITED IF PUBLICLY DISCLOSED.

Business Cooperation Agreement

This Business Cooperation Agreement (“this Agreement”) is dated 26 April 2016 (“Effective Date”) and made between:

(1)

JD.com, Inc., a company duly incorporated under the laws of Cayman Islands with registered address at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (collectively referred to as “JD” together with its affiliates); and

(2)

Dada Nexus Limited, a company duly incorporated under the laws of Cayman Islands with registered address at Suite #4-210, Governors Square, 23 Lime Tree Bay Avenue, P.O. Box 32311, Grand Cayman KY1-1209, the Cayman Islands (collectively referred to as “Dada” together with its affiliates).

In this Agreement, the Parties are hereinafter collectively referred to as the “Parties” and individually as a “Party”.

WHEREAS:

(1)	JD is one of the renowned Internet e-commerce companies in China which mainly engage in direct sale and platform e-commerce business through its official website and mobile application;

(2)	Dada is a leading O2O delivery platform in China, focusing on providing the delivery solution for the last three kilometres for O2O and courier service in crowd-sourcing way.

(3)

On 15 April 2016 or the date hereof, the Parties have executed with relevant other parties the Share Purchase Agreement, [***] and relevant transaction agreements (including not limited to The Fourth Amended and Restated Shareholders Agreement (“Shareholders Agreement”), The Fourth Amended and Restated Right of First Refusal and Co-Sale Agreement (“Right of First Refusal Agreement”), The Fourth Amended and Restated Share Restriction Agreement (“Share Restriction Agreement”)) (such agreements as amended from time to time are collectively referred to as “Share Purchase Transaction Documents”). As provided therein, JD will purchase a certain amount of common shares of Dada and become one of the shareholders of Dada, [***] JD undertakes to execute this Agreement with Dada, [***];

(4)

The Parties (including their respective affiliates) intend to carry out relevant business cooperation according to the terms and conditions herein to integrate business resources and fully exert the advantage of each Party.

Now, THEREFORE, upon consultation, the Parties agree as follows:

1.	Definitions

In this Agreement, the following terms have the following meanings:

“Affiliate” with respect to any company (or other entity), means any entity that is controlled by, controls or is under common control with such company (or other entity).

“Control” means holding over 50% equity or voting right in a company (or other entity) or has the ability to actually decide or control the operations of such company (or other entity) through agreement or otherwise. With respect to either Party hereto, its affiliate means its affiliate controlled by it.

“Confidential Materials” mean (a) any non-public materials in relation to organisation, business, technology, investment, finance, business, transaction or affairs of either Party, (b) the existence or contents hereof, the terms of any other agreement entered into according to this Agreement and (c) any materials prepared by one Party and marked as confidential information or containing confidential information.

“Force Majeure” means any event that occurs after the date hereof and prevents either Party from performing all or part of this Agreement and is uncontrollable, insurmountable, unavoidable and cannot be solved by the Parties hereto and unforeseeable at the time of execution hereof, which includes but are not limited to earthquake, typhoon, flood, war, international or domestic transportation interruption, breakdown of electricity, Internet, computer, telecommunication or other system, strike (including internal strike or riot), labour dispute, government action, orders of international or domestic courts. For the avoidance of doubt, such event may only constitute Force Majeure to the extent it is insurmountable, unavoidable, uncontrollable and cannot be solved by the Parties hereto and does not necessarily constitute a Force Majeure.

“PRC” means the People’s Republic of China, excluding, for the purpose of this Agreement only, Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan.

“JD Mall” means the open platform of JD and the mall platform directly operated by JD on JD.COM, including their respective mobile app.

“JD Mall APP” means the mobile app of JD Mall.

“JD POP Platform” means the open platform operated on JD.COM which is a specific Internet space in which the merchants on JD.COM establishes and operates store and concludes intention on transaction with consumers.

“JD Daojia” means (1) the local O2O e-commerce service platform based on Daojia APP and (2) the local crowd-sourcing logistics service platform based on crowd-sourcing APP.

“Tencent” means Tencent Holdings Limited and its affiliates.

“Yonghui” means Yonghui Superstores Co., Ltd. and its affiliates.

“O2O E-Commerce Business” means the e-commerce and delivery services of picking up goods from offline stores including supermarkets, restaurants, drugstores, flower shops and directly delivering such goods to consumers.

2.	Territory for business cooperation

Unless otherwise expressly provided herein, territory for the cooperation and/or restrictions hereunder are PRC only.

3.	Principle of priority for business cooperation

Unless otherwise expressly provided herein, JD agrees that within the term of cooperation under this Agreement, in respect of Sections 4.1.1, 4.1.2.1, 4.2.1.1, 4.2.1.2, 4.2.1.3, 4.3.1, 4.4 and 4.5 in Article 4 herein, the terms and conditions offered by JD to Dada shall be [***].

4.	Main contents of business cooperation

4.1	User traffic cooperation: JD undertakes that:

4.1.1	Dada purchases online traffic from Tencent, and its purchase price shall be [***] price then applicable to JD;

4.1.2

Without any effect upon the normal operation and management of JD (other than such effect which is consistent with the effect upon normal operation of JD from JD Daojia before the Effective Date of this agreement), Dada shall [***] obtain all the current online traffic support from JD obtained by JD Daojia, including (only in respect to the cities which then have access to the services of JD Daojia):

4.1.2.1	Homepage icon (JD Mall APP first-level entrance), display on the user mobile terminal;

4.1.2.2	Local News column (fifth screen of JD Mall APP homepage), display on the user mobile terminal;

4.1.2.3	JD Kuaibao column (located below the homepage icon of JD Mall APP), display on the mobile terminal display of JD Daojia registered users;

4.1.2.4	Continued recommendations under the JD Daojia icon after clicking JD Mall APP Treasure Box;

4.1.2.5	Continued display of JD Daojia icon after clicking JD Mall APP—Supermarket Channel;

4.1.2.6	JD Mall APP—JD Supermarket Channel—Popular Events Module;

4.1.2.7	Continued location in JD Finance and JD Pay APPs; and

4.1.2.8	Banner resources support for other temporary activities.

If the above-mentioned online traffic support cannot be provided due to the JD Mall APP’s update, the Parties should negotiate in good faith and agree on alternatives solutions; provided, however, that in any case, JD must ensure that Dada will obtain the unfolded first-level entrance on the first screen of JD Mall APP.

4.1.3

Only in respect to the cities which then have access to the services of JD Daojia, all JD Daojia products shall be searchable in the JD Mall main App’s search box with display of corresponding labels, provided that the specific details such as functions and timeline will be negotiated and determined by the Parties as soon as possible after the Effective Date.

4.1.4	The online traffic support from JD for Dada’s other business development will be determined by the Parties through friendly negotiations after the Effective Date.

4.2	Supply chain cooperation:

4.2.1	The cooperation of JD and Dada regarding supply chain specifically includes:

4.2.1.1	JD Mall shall supply Dada at the price of [***] [***];

4.2.1.2

Subject to compliance with applicable laws, JD Mall shall supply Dada with daily necessities, food and beverages, fresh fruits and meat, medicines and health care, and other products agreed by both Parties;

4.2.1.3

To the extent practicable, JD and Dada shall jointly sign procurement agreements with JD’s suppliers. JD shall make best efforts to ensure that procurement terms for Dada are consistent with the procurement terms for JD;

4.2.1.4	JD shall provide Dada with full logistics services for small, medium and large parcel delivery and cold chain service at the most favourable prices and settlement terms;

4.2.1.5	JD shall negotiate with Dada regarding other procurement matters in most favourable terms, including but not limited to product return and change policies, after-sales services and settlement methods;

4.2.1.6	When JD Mall’s Stock Keeping Unit (SKU) indicates low inventory, JD shall prioritise supplying to Dada, and its priority is higher than any third parties other than JD and its affiliates.

4.2.1.7	When JD and Yonghui are unable to provide suitable products, JD shall make best efforts to support and coordinate Dada’s cooperation with other suppliers.

4.2.1.8	JD Mall shall make available to Dada necessary information on related products, as well as the necessary inventory and IT system support; and

4.2.1.9	JD will provide Dada with [***] advising and consulting services in the supply chain.

4.2.2	JD undertakes that the cooperation between Yonghui and Dada in the supply chain shall specifically include:

4.2.2.1

Principle of cooperation: regarding current cooperative matters involving supply chain that have been agreed between JD and Yonghui, and the favourable terms and prices applied to such cooperative matters shall apply equally to Dada; regarding cooperative matters involving the supply chain that have not yet been agreed between JD and Yonghui, JD will make best efforts to secure the most favourable terms and prices, and to ensure that these terms and prices will apply equally to Dada. This principle shall apply to cooperative matters between Yonghui and Dada.

4.2.2.2	JD shall cause Yonghui to supply Dada with daily necessities, food and beverages, fresh fruits, medicines and health care, and other merchandise agreed between Yonghui and Dada; and

4.2.2.3	JD shall cause all existing and future stores of Yonghui to be accessible by Dada and connected to the supply chain.

4.3

Logistics cooperation: The two Parties will jointly explore and promote the collaboration between JD and Dada in the field of logistics, gradually share resources, jointly optimise the cost structure, and improve efficiency and service experience, including:

4.3.1

Except for JD and its affiliates, Dada shall be the sole crowd-sourcing logistics service provider for JD’s direct sale SKUs, provided that the logistics service fees charged by Dada shall be consistent with the prices of similar services in the market and Dada shall promise to provide delivery services to JD in priority; Dada shall be the preferential logistics service provider for the delivery of JD Mall and JD POP platform.

4.3.2	In addition to the “two-hour express delivery” business, the two Parties will make joint efforts to explore cooperation in routine logistics;

4.3.3	Dada, as a supplementary logistic provider during the peak period of JD Mall, shall conduct experimental cooperation for JD’s 618 shopping gala after the Effective Date;

4.3.4

JD and Dada shall share supplier resources of delivery equipment and related materials. Both Parties will jointly sign a purchase agreement with the supplier. JD shall make best efforts to ensure that Dada’s purchase terms are consistent with those for JD;

4.3.5	With the goal of optimising business cooperation, the two Parties shall jointly and friendly negotiate to advance the pre-warehouse or site reconstruction plan; and

4.3.6	JD will provide training for Dada delivery staff at the price of [***].

4.4

Cooperation on franchise and business licenses: After the Effective Date, [******] shall keep and use its own licenses respectively. To the extent permitted by applicable law, [***]. Dada will make best efforts to apply for licenses and operating permits applicable to Daojia’s business.

4.5

Brand integration cooperation: After the Effective Date, the B2C (Business to Consumer) brand for consumers will be JD Daojia as the major brand; the logistics brand will be Dada as the major brand; JD crowd-sourcing riders shall be merged into Dada rider team.

4.6

Cooperation in other areas: JD and Dada agree to share resources in the deepest and most comprehensive level, including [***], financial products, marketing and public relations, cloud computing resources, merchant information, management support systems (OA, finance, customer service and after-sales service), and anti-fraud. JD will cooperate with Dada in the above-mentioned fields and provide Dada with most-favoured-nation treatment; and [***]

5.	JD’s non-competition obligations

5.1	From the Effective Date until the seventh (7th) anniversary of the Effective Date, JD promises that:

5.1.1	JD shall not engage in O2O e-commerce business (hereinafter referred to as “competitive business”) directly or indirectly through its affiliates; and

5.1.2

JD shall not, either directly or indirectly through its affiliates, invest in, own, manage, operate or control any third party (but not including Dada) which is primarily engaged in any of the aforementioned competitive business.

5.1.3

If Dada’s business undergoes major adjustments in the future, as a result of which the above-mentioned competitive business no longer competes with Dada, JD shall not be required to continue to assume the non-competition obligation under this Article.

5.2	Notwithstanding any of the provisions of Article 5.1 above, JD’s following investments shall not be subject to the non-competition commitments of Article 5.1:

5.2.1	The investment that JD has completed before the Effective Date, including its investments in Eleme, Daojia Meishihui, and Fruitday; and

5.2.2

Any minority equity investment by JD in the future whereby JD (and any of its affiliates) will hold less than 15% of the invested company’s total issued shares or registered capital or other shareholders’ equity, and neither JD nor its affiliates will have the right to appoint any member of the board of directors or similar authorities in the invested company.

5.3

JD agrees and confirms that the non-competition commitments under this Article 5 are reasonable in scope and duration, and are an integral part of all transactions under the Share Purchase Transaction Documents. JD further agrees and confirms that if it breaches the non-competitive commitments under this Article 5, such breach may cause irreparable damage to Dada, which damage could not be sufficiently or adequately recovered by any statutory remedy, and therefore Dada will have the right to seek monetary relief, specific performance, injunctions and other equitable relief without provision of any guarantee.

6.	Duration of cooperation and termination

6.1

This Agreement is effective after being signed by authorised representatives of both Parties, and will terminate automatically when all the terms of cooperation specified in Article 6.2 have expired. After the expiry of the cooperation period of this agreement, it can be extended through mutual agreement between both Parties.

6.2	The term of cooperation under this agreement commences upon being signed by authorised representatives of both parties and ends as follows:

6.2.1

The term of supply chain cooperation shall be ten (10) years, commencing from the Effective Date. JD agrees to supply Dada [***] within seven (7) years from the Effective Date and [***] from the eighth (8) year; and

6.2.2	Regarding online traffic, logistics, license and other cooperation, the cooperation shall be valid for seven (7) years, commencing from the Effective Date.

6.3	This Agreement may be terminated before the expiration of the term of cooperation if:

6.3.1	Both Parties agree to terminate this Agreement after consultation; or

6.3.2

Dada has any Change of Control Transaction (as defined in the Shareholders Agreement) and JD fails to exercise its veto right to reject the transaction, under which case JD will have the right to notify Dada in writing to early terminate this Agreement; or

6.3.3

Dada is in breach of the provisions of Article 12.1 of the Shareholders Agreement, and continues to issue Dada shares to any Adverse Persons (as defined in the Shareholders Agreement) or registers any Adverse Persons as Dada’s shareholders after receiving JD’s prior and express written objection; or Dada is in breach of provisions of Article 11.1 of the Shareholders Agreement, and ceases or materially changes all or substantially all of JD Daojia’s business, or sells or otherwise disposes of all or substantially all of JD Daojia’s business after receiving JD’s prior and express written objection, and JD will have the right to notify Dada in writing to early terminate this Agreement under the above circumstances.

6.4

If this Agreement expires or is terminated in accordance with Article 6.3, the two Parties shall no longer perform the provisions of this Agreement, while Articles 6.4, 6.6, 10, 14 and 15 of this Agreement shall survive such expiration or termination.

6.5

The Parties agree that if any of JD’s products or businesses involved in this Agreement are sold in whole or in part to a third party (excluding transfers between JD’s internal member companies), the Parties’ rights and obligations related to the sold products or businesses under this Agreement shall be assumed by the third party. If the third-party disagrees with such assumption and such disagreement affects the sale of the products or businesses and JD’s obligations under this Agreement, the two Parties shall resolve such disagreement through consultation.

6.6

The Parties agree that, notwithstanding any other contrary provisions of this Agreement (including any provision of Article 6.2), subject to the provisions of the Trademark License Agreement (“Trademark License Agreement”) or related agreements separately made between the Parties and Article 6.6 of this Agreement, the use of JD Daojia’s brand shall be permanent, provided that the use of the brand will not cause any significant adverse effect on either Party. If JD’s shareholding in Dada is less than 10% of Dada’s total issued shares (calculated on a fully diluted basis) and JD no longer has the right to appoint any director in Dada (the “trigger event”), the Parties shall negotiate the brand license method in good faith and friendly within ninety days from the date of occurrence of the trigger event. If the two Parties fail to reach an agreement on the brand license method within the aforementioned ninety days, the brand license of JD Daojia under this Agreement and the Trademark License Agreement shall be terminated. If the situation specified in Article 6.3.2 or 6.3.3 occurs and JD terminates this Agreement, JD shall have the right to take back the JD Daojia brand (including the termination of the JD brand license under this Agreement and the Trademark License Agreement).

7.	Other Covenants

7.1

The two Parties agree to make their best efforts to negotiate in good faith on the provisions in Article 4 of this Agreement within six (6) months after the Effective Date, to reach an agreement on the implementation and operation details of these provisions and to sign agreement supplementary or auxiliary thereto.

7.2

The two Parties agree to jointly establish a cooperation committee after the Effective Date, which shall be responsible for the coordination and arrangement of various cooperation between the two Parties under this Agreement within the term of cooperation of this Agreement. The committee consists of [***] and [***] as representatives of both parties, and invites heads of cooperation departments such as [***] and [***] to join. Those groups meet regularly (monthly or bi-monthly) to discuss how to improve the collaborative work results of both Parties and submit work reports to the boards of directors of both Parties.

7.3

The Parties agree that in the event of any change in control of JD.com, Inc.’s equity (including any merger or acquisition, or that shareholders of JD.com, Inc. no longer own more than half of equity securities or voting rights through any other transaction or series of transactions, or sell all or almost all of JD.com, Inc.’s assets to one or more third parties, or transfer the issued voting rights through mergers, reorganisations, other transactions or a series of related transactions), and as far as practicable: (i) JD shall take all necessary measures to ensure that Dada’s rights under this Agreement are not materially and adversely affected by such events, and (ii) at the reasonable request of Dada, appropriate arrangements shall be made before such events occur so that Dada can continue to conduct its current business (including JD Daojia’s business) and substantially enjoy all the major rights and interests under this Agreement.

8.	Intellectual Property

8.1

Any materials, information and the Intellectual Property attached thereto that are provided by either Party to the other Party for the purpose of this Agreement shall not change the ownership of rights due to the cooperation hereunder, unless the relevant Parties have entered into an explicit agreement of Intellectual Property assignment.

8.2

Unless otherwise expressly provided herein or the relevant Parties have otherwise entered into explicit intellectual property authorisation or licensing agreements, without prior written consent of the right holders, neither Party shall arbitrarily use or reproduce the patents, trademarks, names, marks, commercial information, technology and other data, domain names, copyrights or other forms of intellectual property of the other Party or apply for registration of the intellectual property similar to the aforementioned intellectual property.

8.3	The ownership of any new intellectual property generated from the business cooperation between the Parties hereunder shall be otherwise agreed upon by the Parties.

8.4

Each Party shall indemnify the other Party for its losses arising from the infringement of the other Party’s intellectual property or other legitimate rights or the infringement of the third party’s intellectual property or other legitimate rights due to the products, services, or materials provided by the Party itself during the cooperation hereunder.

9.	Force majeure

Where the performance of the obligations hereof is delayed due to Force Majeure, neither Party shall be deemed to be in breach of this Agreement, and neither Party shall be liable for damages caused thereby, provided that such Party shall endeavor to eliminate the cause for such delay and use its best efforts (including but not limited to seeking and using alternative means or methods) to eliminate the damages caused by Force Majeure, and shall notify the other Party of the facts of Force Majeure and possible damages within fifteen (15) Working Days after the day when the Force Majeure is eliminated (excluding such day). During the period of delayed performance, the Party encountering force majeure shall implement reasonable alternatives or adopt other commercially reasonable means to facilitate performance of its obligations hereunder until the delay is eliminated.

10.	Confidentiality

10.1

The Parties shall acknowledge and confirm that any oral or written information exchanged among them with respect to this Agreement, this Agreement and the contents hereof are all confidential information. Each Party shall maintain confidentiality of all such information, and without obtaining the written consent of the other Party, it shall not disclose any relevant confidential information to any third party, except in the following circumstances: (1) such information has been already known to the public (other than through the receiving Party’s or its Affiliates’ or Personnel’s unauthorised disclosure); (2) such information is required to be disclosed by applicable laws, competent governmental authorities, competent stock exchanges, or relevant stock exchange rules or regulations (provided, however, that, to the extent permitted by applicable laws, the disclosing Party shall give a prior notice to the other Party and the Parties shall consult with each other to agree on the scope and content of the disclosure); or (3) such information is required to be disclosed by any Party to its legal or financial advisors in connection with the cooperation contemplated hereby, provided that such legal or financial advisors shall be bound by the confidentiality obligations similar to those set forth in this Article.

10.2

Each Party shall undertake to use the aforementioned confidential information provided by the other Party only in connection with the relevant matters contemplated hereunder and shall destroy or return such confidential information upon the termination of this Agreement at the request of the other Party. Any breach of this Article 10 by any of the Parties’ Affiliates, or any employees or agencies of the Party or any of its Affiliates, shall be deemed as a default of this Agreement by such Party and such Party shall be liable for such default in accordance with this Agreement. This Article 10 shall survive invalidity, termination or expiration of this Agreement for any reason.

11.	Taxes

Taxes arising from the execution and performance of this Agreement shall be borne by the Parties respectively in accordance with applicable laws.

12.	Representations and Warranties

12.1	Each Party represents and warrants to the other Party that:

12.1.1	it is a company duly incorporated and validly existing;

12.1.2	it has the authority to enter into this Agreement and its authorised representative has been fully authorised to sign this Agreement on its behalf;

12.1.3

its execution, delivery and performance of this Agreement do not require filings with or notification to any Government Agency, or acquisition of the license, permit, consent or other approvals from, any Government Agency or any other person; and

12.1.4	it has the ability to perform its obligations hereunder and such performance of its obligations does not violate its articles of association and other constitutional documents.

12.2

If any legal documents executed by any Party prior to the execution of this Agreement conflict with any provisions of this Agreement, such Party shall, adhering to the principles of goodwill, credibility and amity, immediately notify the other Party in writing. Such conflict shall be resolved through consultations between the Parties. If any loss is caused to the other Party due to the conflict between the aforementioned legal documents and this Agreement, such Party shall be responsible for breach of contract to the other Party.

12.3

If any Party discovers during its performance of its obligations hereunder that it needs to obtain any permit, consent or approval from any third party, such Party shall notify the other Party in writing within thirty days from the date on which such Party discovers such matter and shall use its best efforts to obtain such permit, consent or approval from such third party; if such permit, consent or approval cannot be obtained within a reasonable period, the relevant Party is required to provide a solution in respect of such matter acceptable to the other Party.

13.	Notices and delivery

13.1

All notices and other communications required or permitted to be given pursuant hereto shall be delivered by personal delivery or sent by registered mail, postage prepaid, by a commercial express service or by facsimile transmission to the address of such Party set forth below. Each notification should also be served by email. The dates on which such notices shall be deemed to have been effectively given shall be determined as follows:

13.1.1	Notices given by personal delivery, by express service or by registered mail, postage prepaid, shall be deemed effectively given on the date of receipt or refusal at the address specified for notices.

13.1.2	Notices given by facsimile shall be deemed effectively given on the date of the successful transmission (as evidenced by an automatically generated confirmation of transmission).

13.2	For the purpose of notices, the addresses of the Parties are as follows:

To JD:

Address:	21F, Building A, No. 18 Kechuang 11 Street, Yizhuang Economic and Technological Development Zone, Daxing District, Beijing

Attention:	Investment and Acquisition Team in Legal Department of JD Group

Email:	legalnotice@jd.com

Postcode:	101111

With a copy (which shall not constitute notice) to the following address:

Address:	20F, Building A, No. 18 Kechuang 11 Street, Yizhuang Economic and Technological Development Zone, Daxing District, Beijing

Attention:	JD Group Business Development Department

Email: qyfz@jd.com

Postcode: 101111

To DADA:

Address:	6F, Longyu Building, No.1036 Pudong South Road, Pudong New District, Shanghai

Attention:	Philip Jiaqi Kuai

Telephone:	+86 21 3165 7165

13.3	Any Party may at any time change its address for notices by a notice delivered to the other Party in accordance with the Article 13 hereof.

14.	Liability for Breach of Contract

14.1

If a Party causes any losses to the other Party due to its breach of this Agreement, such Party shall be liable for breach of contract (including liabilities for indemnification) in accordance with applicable laws and relevant provisions of the equity purchase transaction documents.

14.2

The Parties understand and agree that they are entering into this Agreement on behalf of themselves and their subordinate Affiliates, and are obliged to cause and procure their subordinate Affiliates to comply with and perform this Agreement.

15.	Governing Law and Resolution of Disputes

15.1

The execution, validity, interpretation, performance, amendment and termination of this Agreement and dispute resolution shall be governed by the laws of Hong Kong, without regard to principles of conflict of laws thereunder.

15.2

In the event of any dispute with respect to the interpretation and performance of this Agreement, the Parties shall first resolve the dispute through amicable negotiations. In the event that the Parties fail to reach an agreement on the dispute within 30 days after either Party’s request to the other Parties for the resolution of the dispute through negotiation, either Party may submit the relevant dispute to the Hong Kong International Arbitration Centre (HKIAC) for arbitration in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules in force when the notice of arbitration is submitted.

15.3

The seat of arbitration shall be Hong Kong. There shall be one (1) arbitrator and such arbitrator shall be elected by the Secretary-General of HKIAC. The arbitrator shall be qualified to practice law in Hong Kong. The place of arbitration shall be in Hong Kong. The arbitral award is final and binding upon both Parties.

15.4	Any Party to the dispute shall be entitled to seek preliminary injunctive relief or other equitable reliefs from any court of competent jurisdiction during the formation of the arbitral tribunal.

15.5

Upon the occurrence of any disputes arising from the interpretation and performance of this Agreement or during the pending arbitration of any dispute, except for the matters under dispute, the Parties hereto shall continue to exercise their respective rights and perform their respective obligations hereunder.

16.	Additional Covenants

16.1

Any amendment and supplement to this Agreement shall be made in writing. The amendments and supplementary agreements that have been duly executed by the Parties and that relate to this Agreement shall form an integral part of this Agreement and shall have the same legal effect as this Agreement.

16.2

Without prior written consent from the other Parties, neither Party shall assign this Agreement and the rights and obligations hereunder to any third party, provided, however, that an appropriate subordinate Affiliate of a Party may be designated to implement such cooperative matters in accordance with specific needs.

16.3

During the effective term of this Agreement, neither Party shall make negative comments of the other Party on any public occasion, the content of which includes but is not limited to corporate image, company brand, design, development, and application of products, and operation strategy and all other information relevant to the Company and the products.

16.4

Upon the effectiveness of this Agreement, this Agreement shall constitute the entire agreement and consensus reached between the Parties hereto with respect to the content hereof and supersede all other agreements and consensus reached between the Parties with respect to the subject matter hereof, both in written and oral forms, prior to the date of this Agreement.

16.5

If any provision hereof is held invalid, illegal or unenforceable, the validity, legality and enforceability of the other parts and provisions hereof shall not be affected. The Parties shall address such invalid, illegal or unenforceable provisions through amicable negotiations based on the principle of realising the original commercial intent to the extent possible.

16.6	This Agreement shall be made in four (4) originals with each Party holding two (2) originals. Each original shall have the same legal effect.

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IN WITNESS WHEREOF, each Party have caused this Agreement to be executed by its duly authorised representative as of the date set forth in the first page.

JD.com, Inc.

By:	/s/ Richard Qiangdong Liu

Dada Nexus Limited

By:	/s/ Philip Jiaqi Kuai

[Signature Page to Business Cooperation Agreement]